Exhibit 99.1

NEWS RELEASE

Astronics Corporation — 130 Commerce Way — East Aurora, NY — 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Announces Acquisition of

Astronics to Acquire EADS North America Test and Services Division

EAST AURORA, NY, January 21, 2014 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, announced today that it has entered into a definitive agreement to acquire substantially all of the assets and liabilities of EADS North America’s Test and Services division (EADS T&S) for approximately $53 million in cash plus a net working capital adjustment. The agreement is expected to close in February, subject to normal closing requirements including Hart-Scott-Rodino approval. Upon closing, EADS T&S will be reported in Astronics’ Test Systems segment.

EADS T&S, located in Irvine, California, is a leading provider of highly engineered automatic test systems (ATS), subsystems and instruments for the semi-conductor, consumer electronics, commercial aerospace and defense industries. EADS T&S provides fully customized testing systems and support services for these markets. It also designs and manufactures test equipment under the well-respected test instrument brands known as Racal and Talon.

EADS T&S had 2013 sales of approximately $70 million. Sales for 2014 for the business are expected to be approximately $100 million.

Peter J. Gundermann, CEO of Astronics, commented, “EADS T&S has developed a strong presence in a diversified set of industries, which provides a broad range of market opportunities for growth. We also believe that the business possesses a skill set which is highly complementary to our own, and together we will field a stronger team than either entity would do on their own.”

EADS T&S was founded in 1950 as Racal Electronic Group and currently has about 210 employees.

Houlihan Lokey acted as the exclusive financial advisor to EADS North America, Inc.

Webcast and Teleconference Call

The Company will host a teleconference call and webcast on Tuesday, January 21, 2014 at 11:00 AM ET, during which Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the details of the acquisition. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13574965. The telephonic replay will be available from 2:00 PM ET on the day of the call through Tuesday, January 28, 2014. A transcript will also be posted to the Company’s Web site, once available.

About Astronics Corporation

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power, specialized avionics products and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, AeroSat, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc., Max-Viz, Inc., PECO, Inc. and PGA Electronic, have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the ability to the success of the acquired company, achieving expected revenue levels, successfully leveraging complementary capabilities in the Test Systems segment, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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